Exhibit 10.1

625 WESTPORT PKWY., GRAPEVINE, TX. 76051 P: 817 424 2000 F: 817 424 2002

May 31, 2018

Via Hand Delivery

Shane S. Kim

Dear Mr. Kim:

On behalf of GameStop Corp. (the “Company”), this letter agreement will confirm your appointment and agreement to serve as the Interim Chief Executive Officer of the Company, commencing May 31, 2018.

During your period of service as Interim Chief Executive Officer (your “Service Period”), you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties as may be reasonably assigned to you by the Board. You will be subject to all Company policies in effect from time to time, including (without limitation) policies regarding securities trading. We anticipate that your Service Period will continue until such time as we appoint a new Chief Executive Officer, however your employment will be “at-will,” meaning it may be terminated by either you or the Company at any time, for any reason.

As soon as administratively practicable following the commencement of the Service Period, you will receive a one-time transition bonus of $25,000 intended to help defray the costs associated with your temporary relocation from the Seattle metropolitan area to Grapevine, Texas or its surrounding areas.

During your Service Period, you will be paid base salary at an annualized rate of $1,500,000 per year. In the event that (i) a Change in Control occurs prior to May 31, 2019, and (ii) you are terminated by the Company without Cause or you resign with Good Reason following the Change in Control but prior to May 31, 2019, you will be entitled to receive any base salary that you would have received had you remained employed until May 31, 2019 (your “Severance”). Payment of the Severance will be subject to the requirement that you (or your personal representative, or estate, if applicable) execute a release of claims in favor of the Company and its affiliates in a form reasonably prescribed by the Company and such release becomes irrevocable within 45 days following your termination (the “Release Requirement”). The Severance will be paid in a lump sum within 60 days following your termination date, provided the Release Requirement is fulfilled. In the event that the 45 day period immediately following your termination date spans two calendar years, the Severance will be paid no sooner than the first day of the second calendar year within that 45 day period.

As soon as administratively practicable following your execution of this letter agreement, you will receive a one-time grant of restricted stock pursuant to the Company’s Amended and Restated 2011 Incentive Plan with a fair market value of $1,500,000 on the date of grant. The restricted stock will vest on May 31, 2019, subject to your continued service with the Company (or its affiliate, during the period of such affiliation) through such date, whether as an employee, director or other service provider. In the event that you cease to provide services to the Company or its affiliate prior to May 31, 2019, due to (i) a termination by the Company without Cause, (ii) your death, or (iii) a Disability, the restricted stock will vest upon your termination date, subject to the fulfillment of the Release Requirement.

During the Service Period, you will not be entitled to any additional cash or equity compensation as a result of your service as a Board member. The base salary, one-time transition bonus and one-time grant of restricted stock described above is intended to constitute your entire compensation during the Service Period, and absent a subsequent determination by the Board or its Compensation Committee, you will not be eligible for an annual bonus or to receive additional equity awards during the Service Period. You will be eligible to participate in the employee benefit plans generally available to the Company’s salaried employees, subject to the eligibility and other terms of those plans in effect from time to time. Other than as described in this letter agreement, you will not be entitled to severance pay, accelerated vesting of equity interests, or other benefits upon the cessation of the Service Period.

For the purposes of this letter agreement, the following definitions will apply:

“Cause” means any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct, whether or not in the course of service, that results (or that, if publicized, would be reasonably likely to result) in material and demonstrable damage to the business or reputation of the Company; (iii) material breach of any agreement with, policy of, or duty owed to the Company or any of its affiliates; or (iv) your willful refusal to perform your obligations under this letter agreement or the lawful direction of the Board that is not the result of your death, Disability, physical incapacity or your termination of this letter agreement, provided, however, an act or omission described in clause (iii) or (iv) will only constitute “Cause” if (A) it is not curable, in the good faith sole discretion of the Board or its delegate, or (B) it is curable in the good faith sole discretion of the Board or its delegate, but is not cured to the reasonable satisfaction of the Board or its delegate within 30 days following the Company’s written notice to you of the nature of the breach or willful refusal.

“Change in Control” means a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i) or any successor provision.

“Disability” means a disability within the meaning of the Social Security Act and the regulations promulgated thereunder.

“Good Reason” means a material diminution in your base salary, or in your authority, duties or responsibilities, provided that the foregoing events or conditions will only constitute Good Reason if you provide the Company with written notice of the existence of such event or condition within 90 days after its initial existence, and the Company fails to remedy that event or condition within 30 days after its receipt of such notice.

The Company may withhold from all amounts payable under this letter agreement any federal, state, local and other applicable taxes that it determines are required to be withheld pursuant to applicable law. All payments and benefits described hereunder are intended to be exempt from Section 409A and should be interpreted accordingly. However, the Company does not guarantee the tax treatment of any such payments and benefits. If any payment hereunder to be paid in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” and you are determined to be a “specified employee” within the meaning of Section 409A, such payment will only be made upon a “separation of service” within the meaning of Section 409A, and will not be made until the first payroll date which is more than six months following the date of separation from service (or if earlier, upon your death).

This letter agreement represents the entire agreement between the Company and you regarding your service as Interim Chief Executive Officer and the compensation arrangements in connection therewith, and it merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature related to that subject matter. It can only be modified or amended in a writing signed by you and the Company.

This letter agreement will be governed by, and enforced in accordance with, the laws of the State Texas, without regard to the application of the principles of conflicts or choice of laws. It is stipulated that Texas has a compelling state interest in the subject matter of this letter agreement, and that you have or will have regular contact with Texas in the performance of services under this letter agreement. The agreed upon venue and personal jurisdiction on any claims or disputes arising under this letter agreement is Dallas County, Texas.

To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Sincerely,

GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo

Title:	Executive Chairman

Acknowledged and agreed on this
31st day of May, 2018:

/s/ Shane S. Kim
SHANE S. KIM

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